EXHIBIT 99.1

FOR IMMEDIATE RELEASE

GENERAL FINANCE CORPORATION REPORTS RECORD FIRST QUARTER FISCAL YEAR 2013 RESULTS

Tenth Consecutive Quarter of Year-Over-Year Growth in Total Revenues and Adjusted EBITDA

PASADENA, CA – November 12, 2012 – General Finance Corporation (NASDAQ: GFN), the parent company of businesses in the mobile storage, modular space and liquid containment industries (the “Company”), today announced its consolidated financial results for the first quarter ended September 30, 2012. The consolidated results include results from majority-owned Royal Wolf Holdings Limited (“Royal Wolf”), the leading provider of portable storage solutions in the Asia-Pacific regions of Australia and New Zealand, and wholly-owned Pac-Van, Inc. (“Pac-Van”), a prominent regional provider of portable storage, office and liquid storage tank containers, mobile offices and modular buildings in North America.

First Quarter Highlights

•	Total revenues were $53.4 million, an increase of 1% over the first quarter of fiscal year 2012.
•	Leasing revenues comprised 56% of total revenues versus 47% for the first quarter of fiscal year 2012.
•	Adjusted EBITDA was $12.5 million, an increase of over 9% over the first quarter of fiscal year 2012.
•	Adjusted EBITDA margin was 23%, compared to 22% in the first quarter of fiscal year 2012.
•	Net income attributable to common shareholders was $1.0 million, or $0.04 per share.
•	Average fleet unit utilization at Royal Wolf was 81%.
•	Average fleet unit utilization at Pac-Van was 77%.
•	Completed two tuck-in acquisitions during the quarter.
•	Entered into a new $110 million five-year senior credit facility at Pac-Van.
•	Repaid $15 million corporate-level senior subordinated debt.

Management Commentary

“We continue to be encouraged with the performance of both of our operating units in the first quarter,” said Ronald Valenta, President and Chief Executive Officer of General Finance Corporation. “Royal Wolf continued to drive improved profitability with a year-over-year 27%  increase in leasing revenues based on a larger fleet, continued high fleet utilization and improved lease rates. Pac-Van benefited from an increase in leasing revenues, also driven by a larger fleet, improved lease rates and solid fleet utilization.  Fiscal year 2013 has started off as we expected.”

Mr. Valenta continued, “Our capital investment strategy continues to be focused primarily on increasing the size of our lease fleet and pursuing accretive acquisitions in the attractive container asset class.  During the quarter we expanded our fleet by 3% from fiscal year end and completed two small tuck-in acquisitions, one each in Australia and the United States.”

Charles Barrantes, Executive Vice President and Chief Financial Officer, added, “Our operating units achieved gains in adjusted EBITDA and adjusted EBITDA margins as leasing revenues comprised a larger percentage of total revenues in both venues.  We continually are searching for means to improve our capital structure and support our growth strategy.  Our previously announced new credit facility at Pac-Van enabled us to increase our borrowing capacity in North America under more favorable terms and also allowed us to fully prepay the corporate-level $15 million senior subordinated debt that was coming due in July 2013, which will result in savings in our borrowing costs.”

First Quarter 2013 Operating Summary

Royal Wolf

Royal Wolf’s revenues for the first quarter of fiscal year 2013 totaled $37.3 million, compared with $35.9 million for the first quarter of fiscal year 2012, an increase of 4%. On a local currency basis, revenues increased by 5% in Australian dollars.  The increase in revenues was driven primarily by growth in the mining sector.  Adjusted EBITDA for the first quarter of 2013 was $10.0 million, compared with $8.8 million for the year-ago quarter, an increase of 14%. Higher revenues and a higher percentage of leasing revenues contributed to the increased adjusted EBITDA, which was partially offset by the translation of a weaker average Australian dollar in fiscal year 2013 versus fiscal year 2012.

Pac-Van

Pac-Van’s revenues for the first quarter of fiscal year 2013 totaled $16.1 million, compared with $16.9 million for the first quarter of fiscal year 2012, a decrease of 5%. Leasing revenues increased by $1.2 million, but were more than offset by a $2.0 million net decrease in sales, primarily in the services sector. Adjusted EBITDA for the first quarter of fiscal year 2013 was $3.4 million, compared with $3.2 million for the year-ago quarter, an increase of 6%.

Balance Sheet Overview

At September 30, 2012, the Company had total debt of $187.5 million and cash and cash equivalents of $6.3 million, compared with $174.1 million and $7.1 million at June 30, 2012, respectively.  During the first quarter of fiscal year 2013, the Company generated free cash flow (operating and investing activities before net inventory and lease fleet expenditures and business acquisitions) of $3.2 million. Total net inventory and lease fleet expenditures for the first quarter of fiscal year 2013 were $11.6 million.

Inventories were $32.6 million at September 30, 2012, an increase from $31.2 million at June 30, 2012. Days sales outstanding in receivables were 46 and 50 days for Royal Wolf and Pac-Van, respectively, compared to 41 and 51 days, respectively, at June 30, 2012.

As of September 30, 2012, General Finance owned 50.2 million shares of Royal Wolf, or over 50% of total shares outstanding.  The value of these shares is approximately $117.5 million, or $5.34 per issued and outstanding GFN common share, based on Royal Wolf’s November 9, 2012 closing price of A$2.25 and an AUD/USD exchange rate of 1.04.

Outlook

Management remains comfortable with the full year outlook that was provided in the Company’s fourth quarter and fiscal year 2012 earnings press release and conference call on September 11, 2012, which stated consolidated revenues for fiscal 2013 were expected to be in the range of $222 million to $230 million and consolidated adjusted EBITDA was expected to be in the range of $52 million to $55 million.

Conference Call Details

Management will host a conference call today at 8:30 a.m. PST (11:30 a.m. EST), to discuss the Company’s operating results. The conference call number for U.S. participants is (866) 901-5096 and the conference call number for participants outside the U.S. is (706) 643-3717. The conference ID number for both conference call numbers is 39299087. Additionally, interested parties can listen to a live webcast of the call in the “Investor Relations” section of our website at http://www.generalfinance.com.

A replay of the conference call may be accessed through November 26, 2012 by dialing (800) 585-8367 (U.S.) or (404) 537-3406 (international), using conference ID number 39299087.

After the replay has expired, interested parties can listen to the conference call via webcast in the “Investor Relations” section of the Company’s website at http://www.generalfinance.com.

About General Finance Corporation

Headquartered in Pasadena, California, General Finance Corporation (NASDAQ: GFN, www.generalfinance.com) is the parent company of businesses in the mobile storage, modular space and liquid containment (“portable services”) industries.  Management’s expertise in these sectors drives disciplined growth strategies, operational guidance, effective capital allocation and capital markets support for the Company’s subsidiaries.  The Company’s two principal subsidiaries are majority-owned Royal Wolf Holdings Limited (www.royalwolf.com.au), the leading provider of portable storage solutions in the Asia-Pacific regions of Australia and New Zealand, and wholly-owned Pac-Van, Inc. (www.pacvan.com), a prominent regional provider of portable storage, office and liquid storage tank containers, mobile offices and modular buildings in North America.  Royal Wolf’s shares trade on the Australian Securities Exchange under the symbol RWH.

Cautionary Statement about Forward-Looking Statements

Statements in this news release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, but are not limited to, statements addressing management’s views with respect to future financial and operating results, competitive pressures, market interest rates for our variable rate indebtedness, our ability to raise capital or borrow additional funds, changes in the Australian, New Zealand or Canadian dollar relative to the U.S. dollar, regulatory changes, customer defaults or insolvencies, litigation, acquisition of businesses that do not perform as we expect or that are difficult for us to integrate or control, our ability to procure adequate levels of products to meet customer demand, adverse resolution of any contract or other disputes with customers, declines in demand for our products and services from key industries such as the Australian mining industry or the U.S. construction industry or a write-off of all or a part of our goodwill and intangible assets. These involve risks and uncertainties that could cause actual outcomes and results to differ materially from those described in forward-looking statements. We believe that the expectations represented by our forward-looking statements are reasonable, yet there can be no assurance that such expectations will prove to be correct. Furthermore, unless otherwise stated, the forward-looking statements contained in this press release are made as of the date of the press release, and we do not undertake any obligation to update publicly or to revise any of the included forward-looking statements, whether as a result of new information, future events or otherwise unless required by applicable law. The forward-looking statements contained in this press release are expressly qualified by this cautionary statement. Readers are cautioned that these forward-looking statements involve certain risks and uncertainties, including those contained in filings with the Securities and Exchange Commission.

Investor/Media Contact

Larry Clark
Financial Profiles, Inc.
310-478-2700 ext. 29

-Financial Tables Follow-

GENERAL FINANCE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)
(Unaudited)

	Quarter Ended September 30,
	2011	2012

Revenues
Sales	$28,209	$23,722
Leasing	24,584	29,667
	52,793	53,389

Costs and expenses
Cost of sales (exclusive of the items shown separately below)	20,477	17,312
Direct costs of leasing operations	9,887	10,984
Selling and general expenses	11,214	12,933
Depreciation and amortization	4,558	5,300

Operating income	6,657	6,860

Interest income	95	23
Interest expense	(3,402)	(3,225)
Foreign currency exchange gain and other	1,087	361
	(2,220)	(2,841)

Income before provision for income taxes	4,437	4,019

Provision for income taxes	1,686	1,527

Net income	2,751	2,492

Preferred stock dividends	(45)	(43)
Noncontrolling interest	(1,669)	(1,486)

Net income attributable to common stockholders	$1,037	$963

Net income per common share:
Basic	$0.05	$0.04
Diluted	0.05	0.04

Weighted average shares outstanding:
Basic	22,013,299	22,024,742
Diluted	22,274,542	22,480,170

GENERAL FINANCE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)

	June 30, 2012	September 30, 2012
		(Unaudited)
Assets
Cash and cash equivalents	$7,085	$6,282
Trade and other receivables, net of allowance for doubtful accounts of $2,538 and $2,444 at June 30, 2012 and September 30, 2012, respectively	35,443	32,601
Inventories	31,206	32,620
Prepaid expenses and other	5,029	4,677
Property, plant and equipment, net	12,732	14,148
Lease fleet, net	259,458	274,017
Goodwill	68,449	69,281
Other intangible assets, net	18,158	18,843
Total assets	$437,560	$452,469

Liabilities
Trade payables and accrued liabilities	$35,964	$33,017
Income taxes payable	593	217
Unearned revenue and advance payments	12,151	12,531
Senior and other debt	174,092	187,537
Deferred tax liabilities	20,763	21,941
Total liabilities	243,563	255,243

Commitments and contingencies	—	—

Equity
Cumulative preferred stock, $.0001 par value: 1,000,000 shares authorized; 26,000 shares issued and outstanding (in series) and liquidation value of $1,438 at June 30, 2012 and September 30, 2012	1,395	1,395
Common stock, $.0001 par value: 100,000,000 shares authorized; 22,019,965 and 22,026,631 shares outstanding at June 30, 2012 and September 30, 2012, respectively	2	2
Additional paid-in capital	112,865	113,078
Accumulated other comprehensive income	5,809	7,256
Accumulated deficit	(22,877)	(21,871)
Total General Finance Corporation stockholders’ equity	97,194	99,860
Equity of noncontrolling interests	96,803	97,366
Total equity	193,997	197,226
Total liabilities and equity	$437,560	$452,469

Explanation and Use of Non-GAAP Financial Measures

Adjusted EBITDA is a non-U.S. GAAP measure. We calculate adjusted EBITDA to eliminate the impact of certain items we do not consider to be indicative of the performance of our ongoing operations.  In addition, in evaluating adjusted EBITDA, you should be aware that in the future, we may incur expenses similar to the adjustments in the presentation of adjusted EBITDA. Our presentation of adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. We present adjusted EBITDA because we consider it to be an important supplemental measure of our performance and because we believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry, many of which present EBITDA and a form of adjusted EBITDA when reporting their results. Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP. We compensate for these limitations by relying primarily on our U.S. GAAP results and using adjusted EBITDA only supplementally. The following table shows our adjusted EBITDA and the reconciliation from net income (in thousands):

	Quarter Ended September 30,
	2011	2012
Net income	$2,751	$2,492
Add (deduct) —
Provision for income taxes	1,686	1,527
Foreign currency exchange gain and other	(1,087)	(361)
Interest expense	3,402	3,225
Interest income	(95)	(23)
Depreciation and amortization	4,558	5,300
Share-based compensation expense	207	298
Adjusted EBITDA	$11,422	$12,458

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